Exhibit 5.1

May 5, 2017

Mercury Systems, Inc.
50 Minuteman Road
Andover, Massachusetts 01810

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished in connection with the registration, pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to be filed with the Securities and Exchange Commission on or about May 5, 2017 (the “Registration Statement”), of an aggregate of 1,100,000 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of Mercury Systems, Inc., a Massachusetts corporation (the “Company”), which are or will be issuable to officers, employees, non-employee directors and consultants of the Company and its subsidiaries upon the exercise of options granted pursuant to the Company’s Amended and Restated 2005 Stock Incentive Plan, as amended (the “2005 Plan”), or which the Company may issue pursuant to awards of stock appreciation rights, restricted stock or deferred stock under the 2005 Plan.

We have acted as counsel to the Company in connection with the foregoing registration of the Shares. We have examined and relied upon originals or copies of such records, instruments, certificates, memoranda, and other documents as we have deemed necessary or advisable for purposes of this opinion and have assumed, without independent inquiry, the accuracy of those documents. In that examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies and the authenticity and completeness of all original documents reviewed by us in original or copy form. We have further assumed that all options granted or to be granted pursuant to the 2005 Plan were or will be validly granted in accordance with the terms of the 2005 Plan, that all Shares to be issued upon exercise of such options will be issued in accordance with the terms of such options and the 2005 Plan, and that all Shares sold or granted as a stock appreciation right, restricted stock award or deferred stock award will be sold or granted in accordance with the terms of the 2005 Plan.

This opinion is limited solely to the substantive laws of the Commonwealth of Massachusetts.

Based upon and subject to the foregoing, we are of the opinion that, upon the issuance and the delivery of the Shares in accordance with the terms of the 2005 Plan, the Shares will be validly issued, fully paid, and nonassessable.
We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder. In rendering the opinions set forth above, we are opinion only to the specific legal issues expressly set forth therein, and no opinion shall be inferred as to any other matter or matters.

Very truly yours,
/S/ MORGAN, LEWIS & BOCKIUS LLP
MORGAN, LEWIS & BOCKIUS LLP